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                                  EXHIBIT 99
                                  ----------


FOR IMMEDIATE RELEASE

DATE:  February 24, 1999


                                         FOR ADDITIONAL INFORMATION

                                         Harold T. Keen, President
                                         KS Bancorp, Inc.
                                         (919) 284-4157


KS BANCORP, INC. ANNOUNCES
APPROVAL OF STOCK REPURCHASE PLAN

     Harold T. Keen, President of KS Bancorp, Inc., Kenly, North Carolina, announced that the Company's Board of Directors has adopted an amended and restated stock repurchase plan. Under the stock repurchase plan, KS Bancorp will be able to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Mr. Keen stated, "The Board's action was based on its conclusion that the ability to repurchase stock under certain appropriate circumstances will help the Company enhance the value of its common stock for its stockholders and manage its capital."

     The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable securities and other laws.

     As of December 31, 1998, KS Bancorp had consolidated assets of $130,892 million, consolidated stockholders' equity of $15,716 million and 888,633 shares outstanding. The Company's wholly owned subsidiary, KS Bank, Inc., has offices in Kenly, Goldsboro, Wilson, Garner and Selma, North Carolina. The Company's common stock is listed for quotation in the Pink Sheets of the National Quotation Bureau under the symbol "KSAV".